EMPLOYMENT AGREEMENT


           This Agreement (the "Agreement") dated as of November 8, 2000 (the "Effective Date") between KeySpan Corporation ("KeySpan") and Chester R. Messer II (the "Executive") sets forth the understanding and agreement of the parties as to the terms on which the Executive is to be employed by KeySpan and its subsidiaries from and after the Effective Date.

           1. Certain Recitals. Prior to the Effective Date, the Executive was an executive employee of Eastern Enterprises ("Eastern"). Upon the Effective Date, Eastern was acquired and merged with and into a merger subsidiary of KeySpan, KeySpan Energy Delivery New England ("KeySpan N.E."). The Executive and KeySpan as successor by merger are parties to an employment agreement dated September 22, 1999 (the "1999 Agreement"), pursuant to which the Executive is entitled to certain compensation and benefits during employment and in certain cases thereafter as set forth in Appendix 1.

           2. Terms of Employment; In General. The Executive acknowledges that subject to Section 2(b) he has agreed to serve KeySpan from and after the Effective Date at an annual rate of base salary, determined by KeySpan, that is not less than $366,100 base salary with an annual target incentive of 50% and long-term incentive opportunity of 100% of base pay in 2001 and for the year 2000, target annual and long-term incentive opportunities no less than the level of award opportunity currently provided by Eastern by taking on the following responsibilities: President, KeySpan N.E. for a period of two years from the Effective Date. The Executive agrees that the terms of the Executive's employment hereunder shall be governed by the 1999 Agreement, subject to the following modifications:

                     (a) References in the 1999 Agreement to employment by Eastern Enterprises shall be deemed modified as appropriate to reflect the fact that the Executive is employed hereunder by KeySpan N.E.

                     (b) The parties acknowledge that a "change in control" of Eastern has occurred. If the Executive terminates his employment with KeySpan, for "Good Reason" or is terminated by KeySpan "without cause" (as those terms are defined in the 1999 Agreement) from the Effective Date and during the term of this Agreement or if the Executive terminates his employment with KeySpan for any reason during the period between the start of the 20th month and the end of the 24th month of this Agreement with written notice to the KeySpan Board of Directors, he will be entitled to certain benefits as set forth in Section 9 and Section 10 of the 1999 Agreement, which benefits in the aggregate will be no less than those benefits to which Executive was entitled pursuant to the 1999 Agreement in effect on the Effective Date. Notwithstanding the foregoing, the Executive agrees that his employment by KeySpan in accordance with the terms of this Agreement (including, without limitation, the Executive's job responsibilities, compensation, benefits and perquisites as described herein) shall not constitute "Good Reason" for purposes of the 1999 Agreement.


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



                    (i) If the KeySpan Board determines that Executive is permanently and totally disabled after the expiration of a 90 day period, KeySpan will pay Executive benefits provided for in accordance with section 9 and section 10 of the Agreement upon the termination of Executive's employment. The Company will maintain long-term disability coverage at a benefit level equal to 70% of base pay, such benefits will commence upon the expiration of a 180-day disability period. As part of such disability benefit, Executive agrees to enroll in the KeySpan contributory plan, which provides a benefit level of 60% of base pay to a maximum of $200,000. This insured benefit will be supplemented by KeySpan to provide you the total 70% described above.

                    (ii) If Executive  should die before the  expiration of this
               Agreement, his spouse or designated beneficiary pursuant to the Agreement will receive change of control payments in the amount of three times his base pay and target bonus ("Change of Control Benefits") in addition to the life insurance benefits set forth in Appendix I.

                         (a) The Change of Control Benefits set forth above will
                    be paid directly to his designated beneficiary from corporate assets. The Executive acknowledges and agrees that KeySpan may fund these Change of Control Benefits through the purchase of life insurance. Executive understands and agrees that KeySpan is the owner and beneficiary of the insurance contract and KeySpan has all rights, title and interest therein and thereto. Executive will cooperate fully with KeySpan and the insurance company in the application and the purchase of such life insurance policy.

                    (iii) Additionally, if Executive should die before the expiration of this Agreement, KeySpan will provide medical and dental benefits to Executive's spouse for the maximum period of three years from the Effective Date together with whatever benefits are otherwise available under applicable retirement plans. KeySpan agrees that Executive's spouse, or his estate shall receive the right to purchase his auto in accordance with the terms of the 1999 Agreement.

                         (c) Executive  acknowledges  that he has an outstanding
                    loan pursuant to the Eastern Officer Loan Program, which will be paid to KeySpan within 210 days of the Effective Date.

                         (d) Section 12 and Section 24 of the 1999 Agreement are
                    amended and restated to delete all references to Massachusetts and insert New York in their place. The
                    Company agrees to reimburse Executive's attorney for reasonable fees incurred for the sole purpose of reviewing the application of New York law to this Agreement. KeySpan will pay such attorney directly within thirty days after receipt of this bill.


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           3. Conversion to KeySpan Agreement.  Upon or at any time prior to the second anniversary of the Effective Date (the "Expiration Date"), the Executive, if at the time he is still employed by KeySpan N.E., may be permitted to enter into a change of control agreement with KeySpan in the form then generally in effect between the Company and similarly situated officers (a "Replacement Agreement") in lieu of the 1999 Agreement.

           4. Termination of Agreement and 1999 Agreement. This Agreement and the 1999 Agreement, notwithstanding any provision in the 1999 Agreement to the contrary, shall terminate and be of no further force and effect upon the earlier to occur of the Expiration Date or the execution by the Executive and KeySpan of a Replacement Agreement.

           Notwithstanding the above, if the Executive terminates his employment with KeySpan, for "Good Reason" or is terminated by KeySpan "without cause" (as those terms are defined in the 1999 Agreement) from the Effective Date and during the term of this Agreement or if the Executive terminates his employment with KeySpan for any reason during the period between the start of the 20th month and the end of the 24th month of this Agreement with written notice to the KeySpan Board of Directors, the obligations of KeySpan under section 9, section 10 and section 12 of the 1999 Agreement and Section 2b. of this Agreement. will survive the expiration or termination of this Agreement.

           5. Duty to Mitigate and Right of Offset. KeySpan and the Executive hereby stipulate that all payments and benefits contemplated by this Agreement and the 1999 Agreement shall be payable without any duty on the Executive's part to mitigate damages and without offset by any earnings which the Executive may receive from other employment subsequent to the termination of his employment. Nothing in this Agreement will prevent KeySpan from having a right of offset, counterclaim, self-help or other like remedies on KeySpan's part with respect to payment owed by Executive in connection with his employment by KeySpan, Eastern and with respect to any other employment based claims involving payment and benefits not contemplated by this Agreement.

           6. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and may be modified only by a written instrument executed by the parties. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.




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


           IN WITNESS WHEREOF, KeySpan has caused this Agreement to be executed by a duly authorized officer and the Executive has executed this Agreement, all as of the Effective Date.


                                                 KEYSPAN CORPORATION


                                                 -------------------
                                                 Robert B. Catell




                                                 --------------------
                                                 Chester R. Messer II